UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 4, 2008 (January 4, 2008)

DOV PHARMACEUTICAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-49730 (Commission File No.)	22-3374365 (IRS Employer Identification No.)

150 Pierce Street, Somerset, NJ 08873
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including Area Code: (732) 907-3600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

ITEM  8.01. OTHER EVENTS.

On January 4, 2008, DOV Pharmaceutical, Inc. ("DOV" or the "Company") reduced its workforce in order to conserve cash. After a careful review of the Company's financial resources, the DOV Board of Directors determined that for at least the near term, substantially all the Company's resources, financial and otherwise, will be directed to the successful completion of a double-blind, placebo-controlled Phase II clinical trial in depressed patients with DOV 21,947, its lead triple reuptake inhibitor for the treatment of depression and obesity. The study will initiate in the first quarter of 2008 and is expected to complete in the fourth quarter of 2008.

The Company has suspended research and development activities unrelated to this clinical trial, and restructured or eliminated other positions to align the Company’s operations with its reduced activities. The Company currently expects to incur a charge associated with one-time termination payments of approximately $200,000. As a result of these and other cost saving measures, the Company believes it will have sufficient liquidity to operate through August 2008, although there can be no assurance that this will be the case. The Company continues to actively seek additional capital, while also evaluating additional opportunities to reduce expenses, including future reductions in rent, the Company’s most significant financial obligation, as well as professional fees and other operating expenses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DOV PHARMACEUTICAL , INC.

Date: January 4, 2008	By:	/s/ Barbara Duncan
Barbara Duncan Chief Executive Officer